EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value $0.01 per share	Rule 457(c) and Rule 457(h)	10,008,701	$	$ 13,261,528.83	0.0001531	$2,030.34

Total Offering Amounts					$ 13,261,528.83		$2,030.34
Total Fee Offsets							$0
Net Fee Due							$2,030.34

(1) This registration statement on Form S-8 (this “Registration Statement”) registers 10,008,701 Class A ordinary shares, of the Registrant issuable pursuant to the 2024 Equity Incentive Plan (the “2024 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2024 Plan to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2024 Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $1.325, based on the average of the high price ($1.34) and the low price ($1.31) for the Registrant’s Class A ordinary shares as reported by The Nasdaq Stock Market LLC on January 10, 2025.